UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2013

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-12251	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2013, the Board of Directors of AMERISAFE, Inc. (the “Company”), appointed Michael F. Grasher as the Company’s Executive Vice President and Chief Financial Officer. His appointment as CFO is expected to be effective in May 2013, following the Company’s filing of the Quarterly Report on Form 10-Q for the period ending March 31, 2013. See Item 5.02 in this Report. In connection with his appointment, the Company has entered into an employment agreement with Mr. Grasher. The employment agreement is substantially similar to the employment agreements between the Company and each of the Company’s other executive officers.

The employment agreement has an initial term of one year. The term is automatically extended for an additional one-year period unless either party provides notice not to extend the term at least 30 days prior to the expiration date. The agreement provides for an annual base salary of not less than $250,000. Mr. Grasher is also eligible to participate in the Company’s incentive plans and receive employee benefits provided to other executive officers of the Company.

Under this agreement, if we terminate Mr. Grasher’s employment without cause, he will be entitled to receive cash severance compensation paid in installments, and continued health benefits, for a period of 12 months. The cash severance payment is an amount equal to his then current annual base salary plus the average annual incentive award received in the prior three years. The calculation of severance benefits excludes any long-term incentive based compensation. The employment agreement also provides that Mr. Grasher will not engage in activities that are competitive with our business for 12 months.

In connection with his employment, the Company will make an award of restricted common stock to Mr. Grasher. The number of shares will be determined as of the grant date based on a Black Scholes valuation. The grant date of the award is expected to be the later of Mr. Grasher’s first day of employment with the Company or the second full trading day following the Company’s public announcement of its financial results for the period ended March 31, 2013.

In connection with his decision to retire, the Company and Mr. Banta amended and restated his employment agreement. The restated employment agreement expires on December 31, 2014, and provides for an annual base salary of not less than $335,000. Mr. Banta continues to be eligible to participate in the Company’s incentive plans and receive employee benefits provided to other executive officers of the Company.

Under this restated agreement, if we terminate Mr. Banta’s employment without cause, he will be entitled to receive cash severance compensation paid in installments, and continued health benefits, for a period equal to the lesser of 12 months or through December 31, 2014. The monthly severance payment is an amount equal to one twelfth of his then current annual base salary plus the average annual incentive award received in the prior three years. The calculation of severance benefits excludes any long-term incentive based compensation. The employment agreement also provides that Mr. Banta will not engage in activities that are competitive with our business for 12 months.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2013, the Board appointed G. Janelle Frost as the Company’s Executive Vice President and Chief Operating Officer, effective May 15, 2013. Ms. Frost, age 42, has served as the Company’s Executive Vice President and Chief Financial Officer since November 2008. She joined the Company in 1992.

On April 1 2013, the Board appointed Michael F. Grasher, age 48, as Executive Vice President and Chief Financial Officer. Mr. Grasher is expected to join the Company in May 2013 and his appointment as Chief Financial Officer is expected to be effective following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013. Mr. Grasher is currently Senior Vice President, Capital Markets & Investor Relations for Fortegra Financial Corporation, a NYSE listed insurance services company. Mr. Grasher had been employed by Fortegra since February 2012. From 2004 through January 2012, Mr. Grasher was a Managing Director, Senior Equity Research Analyst for Piper Jaffray, Inc., where he provided research coverage for specialty insurance companies. Mr. Grasher received an MBA with a concentration in finance and accounting from the University of Chicago, Booth School of Business. For a description of the agreement entered into between the Company and Mr. Grasher in connection with his employment, see Item 1.01 in this Report.

On April 1 2013, Geoffrey R. Banta advised the Board that he intended to retire from the Company in December 2014. Mr. Banta, age 63, currently serves as the Company’s President (since August 2010) and Chief Operating Officer (since November 2008). From December 2003 to October 2008, Mr. Banta served as Executive Vice President and Chief Financial Officer. He joined the Company in 2003. In connection with his decision to retire, the Company and Mr. Banta amended and restated his existing employment agreement. See Item 1.01 in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Kathryn H. Rowan
Kathryn H. Rowan, Senior Vice President, General Counsel and Secretary

Date: April 1, 2013

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